UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Themes ETF Trust

34 East Putnam Street, Suite 112

Greenwich, CT 06830

Telephone Number (including area code):

646-206-1788

Name and address of agent for service of process:

Jose C. Gonzalez

Themes ETF Trust

34 East Putnam Street, Suite 112

Greenwich, CT 06830

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  [X]    NO  [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Greenwich and the State of Connecticut on the 5th day of May, 2023.

Themes ETF Trust

		By:	/s/Jose C. Gonzalez
Jose C. Gonzalez
President and Principal Executive Officer

Attest:	/s Tracy G. Grant
Tracy G. Grant
Secretary